EXHIBIT 99

	RE:	Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	John McNamara

Chairman, President & CEO

Analyst Inquiries
(607) 378-4420	(212) 827-3771

Monday, October 10, 2005

HARDINGE ANNOUNCES THE APPOINTMENT OF NEW CFO

ELMIRA, N.Y., October 10, 2005– Hardinge Inc. (Nasdaq: HDNG), a leading producer of advanced material-cutting solutions, today announced the appointment of Charles R. Trego, Jr. as its Senior Vice President/Chief Financial Officer effective October 31, 2005.  Mr. Trego has more than 25 years of experience in the finance area and has worked for both multinational and public corporations.

Prior to joining Hardinge, Mr. Trego served as Chief Financial Officer for 14 years (1989 – 2003) with Rich Products Corporation, a multinational food products manufacturer and marketer.  From 2003 until 2005, Mr. Trego worked at Latham International, a manufacturing firm, serving as its Chief Financial Officer.  Mr. Trego holds a Bachelor’s degree in Accounting and a MBA from the University of Dayton and is a Certified Public Accountant.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are excited to have Chuck join Hardinge.  He has extensive experience in international manufacturing and in the merger and acquisitions area, which will be an important asset in support of our growth strategy.”

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

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